Exhibit 10.8

August 5, 2015

Bill Lenehan
310 Cascade Drive
Mill Valley, CA 94941

Dear Bill,

I am pleased to confirm the job offer extended to you as Chief Executive Officer for Four Corners Property Trust, an indirect wholly owned subsidiary of Darden Restaurants, Inc. (“REIT”). The annualized salary for this position is $475,000, paid on a weekly basis. Your anticipated start date is August 17, 2015. Pursuant to the Director compensation program, by starting employment with Darden the cash retainer compensation you are currently receiving will cease and the next and final quarterly payment will be pro-rated.

Transaction Awards: If the REIT is spun off to shareholders in a tax-free transaction in general respects as contemplated by our press release of June 29, 2015 (the “REIT Spin”), then provided you remain employed through the date of the REIT Spin, the REIT will award you $650,000 in restricted stock units under the terms of an equity plan to be developed and put in place for the REIT, which will be subject to a vesting schedule set forth in the award agreement governing the award of such restricted stock units.

Annual and Long-term Incentive Plan: Once the REIT Spin has closed, the REIT will provide you eligibility for an annual incentive target of 100% of your base salary paid by the REIT and long-term incentive target value of $1,250,000 in the form of equity. The incentive program designs will be determined promptly following the REIT Spin.

Stock Ownership Requirements: Upon the completion of the REIT Spin, you will be expected to obtain a specific amount of REIT shares. The share ownership policy will be subject to the REIT Board of Directors review and approval. For your position as Chief Executive Officer, the stock ownership guideline is expected to be equivalent to 500% of base salary.

Severance: Upon the completion of the REIT Spin, if your employment is involuntarily terminated not for cause or voluntarily for good reason, you will be eligible for 18 months base salary and health care benefits coverage, at the same level within 90 days of the termination. The definitions of “involuntary not for cause” or “voluntarily for good reason” will be fully developed in connection with the REIT Spin.

Change in Control Agreement: Upon the successful close of the REIT, you will be covered under the REIT Change in Control (CIC) Agreement, which is expected to provide 2 times base salary and target bonus plus 24 months of health care benefits upon a CIC event and qualifying termination. The definition of CIC as well as the details of the agreement will be developed in connection with the REIT Spin.

Work/Life Benefits: You are eligible to participate in the Darden Restaurants, Inc. (“Darden”) healthcare and retirement programs, until the time of the REIT Spin. A summary of Darden’s programs will be provided separately. A comparable package of benefits is under development for the REIT.

Executive Perquisites: You will not be eligible to participate in the Darden executive perquisite program.

Darden and its affiliates are at-will employers, thus, your employment with us and the REIT is not guaranteed for any particular period of time nor does this letter constitute an employment contract. Employment with Darden will terminate at time of the REIT Spin. There can be no assurance that the REIT Spin will occur and in the event the REIT Spin is terminated, or does not happen before March 31, 2016, we may terminate your employment with Darden immediately.

We look forward to welcoming you to our winning team and hope to receive a positive response to this offer. If you have any questions, please feel free to contact me at (407) 245-4446 or Danielle Kirgan at (407) 245-6023.

Sincerely,

/s/ Gene Lee

Gene Lee
Chief Executive Officer
Darden Restaurants

cc: Danielle Kirgan, Chief Human Resources Officer

My signature below acknowledges acceptance of the offer as described and is contingent on the successful results of pre-employment drug screen and background check.

/s/ Bill Lenehan                            8/12/2015
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